Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-128086, 333-64664, and 333-174369) of our report dated March 2, 2020, relating to the consolidated financial statements and the financial statement schedule of Ebix, Inc. as of and for the year ended December 31, 2019, appearing in this Annual Report on Form 10-K of Ebix, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Atlanta, Georgia
April 27, 2021